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                [LETTERHEAD MORRIS, MANNING & MARTIN, L.L.P.]



                              November 13, 1996


VIA NETWORK COURIER

Securities and Exchange Commission
Main Filing Desk
450 Fifth Street, N.W.
Washington, DC 20549

      Re:  HomeCom Communications, Inc.
           Registration Statement on Form 8-A under the Securities
           Act of 1934

Ladies and Gentlemen:

     As counsel for HomeCom Communications, Inc. (the "Company"), we respectfully request that you withdraw the Company's Registration Statement on Form 8-A filed on September 18, 1996 to prevent it from going effective through lapse of time. For your information, the File Number for the Form 8-A is 001-12197.

     Please direct any questions or comments to the undersigned or to Oby T. Brewer, III at (404)233-7000.



                                             Respectfully,


                                             /s/ Douglas C. Turner
                                             ---------------------
                                             Douglas C. Turner

DCT:dc
Enclosures
cc: Mr. Harvey W. Sax
    Oby T. Brewer, III, Esq.